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                                                                    Exhibit 99.1

Artesyn Contacts:
-----------------
Richard Thompson                                    Richard Leland
Chief Financial Officer                             Director, Investor Relations
(561) 451-1000                                      (561) 451-1028


               ARTESYN RECEIVES $50 MILLION STRATEGIC INVESTMENT;
                          RESTRUCTURES CREDIT FACILITY
                             ______________________

BOCA RATON, Fla., January 17, 2002 - - Artesyn Technologies, Inc. (Nasdaq NM:
ATSN) today announced that it has received a $50 million investment from an entity controlled by Mr. Bruce Cheng, Founder and Chairman of Delta Electronics, a leading global power supply, electronic component and video display manufacturer. The $50 million investment is being made in Artesyn through a five-year subordinated convertible note. In connection with this investment, Artesyn announced that it has also restructured its existing credit facility.

          Complementary Business Strategy Forms Basis for Discussions

Both Artesyn and Delta are focused on providing advanced solutions to the communications marketplace. Headquartered in Taiwan, the Delta group of companies have annual sales of over $2 billion. In a recent survey of leading manufacturers, Delta ranked as the world's third largest power supply manufacturer, while Artesyn ranked fifth. Delta holds leading market positions in the desktop, server and laptop adapter markets, and is recognized within the electronics industry for their manufacturing and supply chain expertise.

"For a number of years, Bruce Cheng and I have explored various approaches to forming a strategic alliance that would benefit both organizations," commented Artesyn's President and CEO, Joseph M. O'Donnell. "As a result of our closer ties, we anticipate entering into a number of initiatives that will significantly enhance each company's competitive position, including joint sales and marketing and cross-licensing agreements. In addition, we will explore how to collaborate on advanced research projects and other initiatives. The potential synergies between the two companies are substantial, and we are very excited to have Delta as a strategic partner."

"We have always admired Artesyn's customer focus and product excellence and are excited about the prospects of working closely with them," commented Delta's Mr. Cheng. "Artesyn has become a technology leader in several areas of AC/DC and DC/DC design. At Delta, we believe that strategic alliances, such as this, are as essential as organic growth to win in today's competitive environment."

                Investment Enhances Artesyn's Financial Position

The five-year convertible note carries a three percent interest rate and a conversion price of $11.00 per share, calculated on a 10 percent premium to the prior 10-day trading average. The agreement also contains certain registration rights and warrants to purchase an additional 1.55 million shares of the company's common stock at a price of $11.50 per share. A portion of the proceeds will be used to reduce
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outstanding debt, while the remaining funds will be used for general corporate purposes. Both parties have the right to redeem the note after three years.

Artesyn also announced that it has successfully negotiated an amendment to the company's revolving credit agreement. The new agreement contains an $85 million aggregate commitment level and is backed by certain working capital and other assets. Artesyn believes that this facility, along with current cash balances, will address the company's liquidity needs.

Investors will have the opportunity to listen to management's discussion of this release, as well as the fourth quarter financial results, in a conference call to be held on January 22, 2002 at 8:30 a.m. Eastern time either by calling (800) 711-4000 (passcode: O'Donnell) or over the Internet at http://www.artesyn.com.
                                                       ----------------------
To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. The web cast will be available for replay immediately following the teleconference.

About Artesyn Technologies

Artesyn Technologies, Inc., headquartered in Boca Raton, Fla, is a leading provider of advanced power conversion equipment and real-time subsystems to the communications industry. With one of the broadest portfolios of power products available, Artesyn offers customers a wide range of high efficiency AC/DC power supplies, as well as advanced DC/DC and Point of Load converters for distributed power architectures. Artesyn's line of WAN interfaces, CPU boards, DSP solutions and protocol stacks are also at work in many of today's leading Teledatacom networks. For more information about Artesyn Technologies and its products, please visit the company's web site at http://www.artesyn.com.
                                                 ----------------------

This release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. Readers are cautioned that these forward-looking statements may differ materially from actual future events or results. Readers are referred to the documents periodically filed by Artesyn with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Some of these factors include, but are not limited to, integration of operations and technology, market acceptance of existing and new products, dependence on and volatility of foreign sales, the potential for fluctuations in operating results and general technological changes which may render our existing products obsolete. Any forward-looking statement made in this release is made as of the date of this release and Artesyn assumes no obligation to update any such forward-looking statement.